Exhibit 99.1

GENTEX REPORTS FOURTH QUARTER AND YEAR END 2024 FINANCIAL RESULTS

Zeeland, Michigan, January 31, 2025 - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the fourth quarter and calendar year ended December 31, 2024.
Fourth Quarter and Calendar Year 2024 Highlights:
•Fourth Quarter 2024
◦Net sales of $541.6 million
◦Gross profit margin of 32.5%
◦Income from operations of $89.8 million
◦Net income of $87.7 million
◦Earnings per diluted share of $0.39
•Calendar Year 2024
◦Net sales of $2.31 billion, a new annual sales record
◦Gross profit margin of 33.3%
◦Net income of $404.5 million
◦Earnings per diluted share of $1.76
◦Full Display Mirror® ("FDM") unit shipments of 2.96 million, a 21% increase compared to calendar year 2023
◦Cash returned to shareholders of $316.5 million, a 23% increase compared to calendar year 2023
•$206.1 million in share repurchases (6.4 million shares)
•$110.4 million in dividends

Fourth Quarter 2024
For the fourth quarter of 2024, the Company reported net sales of $541.6 million, a decrease of 8% compared to net sales of $589.1 million for the fourth quarter of 2023. Light vehicle production decreased by 6% quarter over quarter in the Company's primary markets of North America, Europe, and Japan and Korea. Compared to the beginning of the quarter forecast, production weakness in the

Exhibit 99.1
Company’s primary markets combined with vehicle build-mix weakness to drive the lower-than-forecasted revenue. The combination of these two factors resulted in a revenue shortfall of approximately $45 - $50 million versus the Company's beginning of quarter forecast. "During the fourth quarter, there was significant weakness in our primary markets that impacted both light vehicle production volumes and product mix during the quarter," said Gentex President and CEO Steve Downing. "We believe that a number of our OEM and Tier 1 customers looked to improve their incoming inventory levels during the quarter, and built a weaker mix of vehicles versus the trends we have seen over the last several quarters. As an example, approximately one half of our revenue shortfall in the fourth quarter came from lower-than-expected full display mirror unit shipments. Unfortunately, these changes all occurred within the quarter causing a significant variance from our beginning of quarter forecast."
The gross margin in the fourth quarter of 2024 was 32.5%, compared with a gross margin of 34.5% in the fourth quarter of 2023. The decrease in gross margin in the fourth quarter of 2024 resulted primarily from the lower-than-expected sales levels, weaker product mix, and the inability to leverage overhead costs. These factors more than offset the positive tailwinds from purchasing cost reductions that were achieved throughout calendar year 2024. “The gross margin during the fourth quarter was significantly lower than our anticipated margin performance for the quarter. However, when we model the gross margin impact from the lower-than-forecasted revenue due to the lower vehicle production and the lower full display mirror shipments, we would have had a quarter very similar to the margin in the fourth quarter of last year,” concluded Downing.
Operating expenses during the fourth quarter of 2024 were up 22% to $86.5 million, due to staffing and engineering related professional fees, with total operating expense for the quarter also impacted by intangible asset impairment charges of $8.9 million related to a technology acquired in 2020. “Our operating expenses for the fourth quarter and full year 2024 have been elevated as we expand our engineering capability to focus on the many new product launches currently underway and to help support the R&D activity necessary to execute our product roadmaps. It is worth noting that operating expenses, net of impairment charges for the quarter, grew at the lowest rate of the year,” said Downing.

Exhibit 99.1
Income from operations for the fourth quarter of 2024 was $89.8 million, compared to income from operations of $132.8 million for the fourth quarter of 2023.
During the fourth quarter of 2024, the Company had an effective tax rate of 10.3%, which was driven by the foreign derived intangible income deduction, provision-to-return adjustments, and other discrete benefits.
In the fourth quarter of 2024, net income was $87.7 million, compared to net income of $116.9 million in the fourth quarter of 2023.
Earnings per diluted share in the fourth quarter of 2024 were $0.39, compared with earnings per diluted share of $0.50 in the fourth quarter of 2023.
Calendar Year 2024
For calendar year 2024, the Company’s net sales were $2.31 billion, an increase of 1% compared to net sales of $2.30 billion in calendar year 2023, representing the highest annual sales in Company history, despite light vehicle production in 2024 that decreased year-over-year by more than 4% in the Company's primary markets. The Company's revenue outperformance in 2024 versus the underlying market was driven primarily by growth in FDM unit shipments.
For calendar year 2024, the gross margin was 33.3%, compared to a gross margin of 33.2% for calendar year 2023. Gross margin improvements were primarily the result of supplier cost reductions and lower freight costs, though these benefits were largely offset by weaker than expected product mix, higher labor costs, and the inability to leverage fixed overhead costs due to the lower-than-forecasted revenue for the year. “Despite the many headwinds that impacted revenue and gross margins in 2024, we were able to continue to make improvements to the gross margin profile of the Company. The improvements made in 2024, combined with our targeted improvements for 2025, provide the roadmap and plan to achieve a target of approximately 35% gross margin by the end of 2025," concluded Downing.
For calendar year 2024, operating expenses increased 17% to $311.4 million, compared to operating expenses of $266.9 million for calendar year 2023. "Net of the impairment charges discussed previously, the total operating expense for the year was in-line with our forecasted operating expenses for

Exhibit 99.1
2024. The Company has been investing heavily in engineering capability over the last two years in order to support the elevated rate of launches driven by customer awards, to accelerate our research and development activity necessary to execute the new technologies and product roadmaps showcased at CES, and to fund R&D activity required to achieve product redesigns in support of our cost improvement initiatives. The plan for 2025 is based on a much lower growth rate in operating expenses for the year as we believe the new base line of engineering spend is sufficient to support our current engineering initiatives,” concluded Downing.
For calendar year 2024, the Company's effective tax rate was 14.3%, compared to an effective tax rate of 15.2% for calendar year 2023. The decrease in the tax rate in 2024 was primarily driven by an increased benefit from the foreign derived intangible income deduction and R&D tax credits, compared to 2023.
Net income for calendar year 2024 was $404.5 million, compared to net income of $428.4 million in calendar year 2023.
Earnings per diluted share for calendar year 2024 were $1.76, compared to earnings per diluted share of $1.84 in calendar year 2023.
Segment Sales
Automotive net sales during the fourth quarter of 2024 were $531.3 million, compared to $578.7 million in the fourth quarter of 2023. For calendar year 2024, automotive net sales were $2.26 billion, compared to $2.25 billion in 2023. For the year, FDM unit shipments increased 21% to 2.96 million units, which more than offset a 6% decrease in automotive mirror shipments compared to 2023.
Other net sales in the fourth quarter of 2024, which includes dimmable aircraft windows, fire protection products and medical products, were $10.3 million, a decrease of 2% compared to Other net sales of $10.5 million in the fourth quarter of 2023. Fire protection sales increased by 5% and dimmable aircraft windows decreased by 23% for the fourth quarter of 2024, when compared to the fourth quarter of 2023. Medical product sales were $0.6 million in the fourth quarter of 2024 for the e-Sight product which launched in the third quarter of 2024. Other net sales for calendar year 2024 were $48.6 million, compared to Other net sales of $44.6 million in calendar year 2023. Fire protection sales in 2024

Exhibit 99.1
increased 4% year-over-year, while dimmable aircraft windows increased by 9% in 2024, compared to calendar year 2023. Medical product sales were $1.4 million for calendar year 2024.
Share Repurchases
The Company repurchased 603,396 shares of its common stock during the fourth quarter of 2024, at an average price of $30.54 per share. For the year ended December 31, 2024, the Company repurchased 6.4 million shares of its common stock at an average price of $32.20 per share, for a total of $206.1 million. As of December 31, 2024, the Company has 9.4 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s current forecasts for light vehicle production for calendar year 2025 and 2026 are based on the S&P Global Mobility mid-January 2025 forecast for light vehicle production in North America, Europe, Japan/Korea, and China and are detailed in the table below. Additionally, the Company's guidance included herein exclude any impact from the Company's pending acquisition of VOXX International Corporation ("VOXX"), which remains subject to certain regulatory and VOXX shareholder approvals.
Based on the following light vehicle production forecasts for 2025 and 2026, the Company is providing certain annual guidance for 2025 and revenue guidance for 2026:

Light Vehicle Production (per S&P Global Mobility mid-January light vehicle production forecast)
(in Millions)
Region	Calendar Year 2026	Calendar Year 2025	Calendar Year 2024	2026 vs. 2025 % Change	2025 vs. 2024 % Change
North America	15.4	15.1	15.5	2%	(3)%
Europe	17.0	16.6	17.1	2%	(3)%
Japan and Korea	11.6	11.9	12.0	(3)%	(1)%
China	31.0	30.2	30.1	3%	—%
Total Light Vehicle Production	75.0	73.8	74.7	2%	(1)%

Exhibit 99.1

2025 Guidance
Revenue	$2.40 - $2.45 Billion
Gross Margin	33.5% - 34.5%
Operating Expenses (E,R&D and S,G&A)	$310 - $320 million
Estimated Annual Tax Rate	15% - 17%
Capital Expenditures	$125 - $150 million
Depreciation & Amortization	$85 - $90 million
     Additionally, based on the mid-January 2025 S&P Global Mobility light vehicle production forecast, as well as the Company's estimates for aerospace, medical, and fire protection products, the Company currently expects calendar year 2026 revenue to be between $2.55 and $2.65 billion.
"Despite the industry’s optimism at the beginning of the year, calendar year 2024 brought a challenging operating environment for much of the year, driven by lower-than-expected light vehicle production in our primary markets. Despite these challenges, the Company has been able to continue outperforming the underlying market and create year-over-year growth. These headwinds significantly impacted our overall revenue estimates, which makes margin expansion very difficult. Despite this, the team’s work and focus on margin improvement allowed us to make a modest year-over-year improvement in gross margin as well. As we look into 2025, light vehicle production estimates indicate that our largest markets are poised to shrink even more. However, even in the face of a smaller end market, we are forecasting revenue growth in 2025, that at mid-point of revenue guidance suggests a 7% outgrowth versus our primary markets. This growth can only be accomplished by launches of new products and technology. The commitment we have made to invest in and develop engineering capabilities and new technologies is beginning to provide the signs of what we hope to be a long-term, sustainable outperformance versus the underlying market that can generate shareholder returns long into the future,” concluded Downing.
Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,”

Exhibit 99.1
“expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” "likely", “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions, including the impact of inflation; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation including securities litigation relating to the conduct of our business; and force majeure events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties include supply chain constraints that have affected, are affecting, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company

Exhibit 99.1
operates. Includes content supplied by S&P Global Mobility Light Vehicle Production Forecast of January 16, 2025 (http://www.gentex.com/forecast-disclaimer).

Fourth Quarter Conference Call
    A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, January 31, 2025. Participants who wish to ask questions may register for the call at https://register.vevent.com/register/BI2be277eaaa904858bc4ebde90c1fe1f9 to receive the dial-in numbers and unique PIN to access the call seamlessly. It is recommended that participants join 10 minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming at https://edge.media-server.com/mmc/p/fasubkb7. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.

Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
616.931.3505

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended December 31,			Twelve Months ended December 31,
	2024	2023	% Change	2024	2023	% Change
North American Interior Mirrors	2,004	2,068	(3)%	8,903	9,213	(3)%
North American Exterior Mirrors	1,434	1,769	(19)%	6,292	6,781	(7)%
Total North American Mirror Units	3,438	3,837	(10)%	15,195	15,994	(5)%
International Interior Mirrors	4,683	5,410	(13)%	20,996	22,554	(7)%
International Exterior Mirrors	2,656	3,109	(15)%	11,464	12,047	(5)%
Total International Mirror Units	7,339	8,519	(14)%	32,460	34,602	(6)%
Total Interior Mirrors	6,688	7,478	(11)%	29,899	31,767	(6)%
Total Exterior Mirrors	4,090	4,878	(16)%	17,755	18,828	(6)%
Total Auto-Dimming Mirror Units	10,777	12,356	(13)%	47,654	50,595	(6)%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,		Twelve Months ended December 31,
	2024	2023	2024	2023
Net Sales	$541,637,568	$589,132,396	$2,313,314,333	$2,299,215,044
Cost of Goods Sold	365,411,929	385,763,291	1,542,224,143	1,536,585,036
Gross profit	176,225,639	203,369,105	771,090,190	762,630,008

Engineering, Research & Development	47,063,273	41,534,646	181,475,221	154,359,700
Selling, General & Administrative	30,529,575	29,059,971	121,023,692	112,539,255
Impairment Expense	8,864,704	—	8,864,704	—
Income from operations	89,768,087	132,774,488	459,726,573	495,731,053

Other Income	8,011,340	3,127,638	12,487,110	9,250,121
Income before Income Taxes	97,779,427	135,902,126	472,213,683	504,981,174

Provision for Income Taxes	10,111,877	18,957,931	67,725,940	76,577,902
Net Income	$87,667,550	$116,944,195	$404,487,743	$428,403,272

Earnings Per Share(1)
Basic	$0.39	$0.50	$1.77	$1.84
Diluted	$0.39	$0.50	$1.76	$1.84

Cash Dividends Declared per Share	$0.12	$0.12	$0.480	$0.480

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Cash and Cash Equivalents	$233,318,766	$226,435,019
Short-Term Investments	22,304,829	14,356,476
Accounts Receivable, net	295,344,353	321,809,868
Inventories	436,497,445	402,473,028
Other Current Assets	49,862,777	32,663,762
Total Current Assets	1,037,328,170	997,738,153

Plant and Equipment - Net	728,481,467	652,877,672

Goodwill	340,668,927	340,105,631
Long-Term Investments	339,604,044	299,080,876
Intangible Assets	195,157,160	214,005,910
Deferred Tax Asset	53,154,832	41,113,759
Patents and Other Assets	66,426,375	66,515,551
Total Other Assets	995,011,338	960,821,727

Total Assets	$2,760,820,975	$2,611,437,552

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$252,692,676	$271,608,976
Other Non-current Liabilities	36,028,644	27,311,507
Shareholders' Investment	2,472,099,655	2,312,517,069
Total Liabilities & Shareholders' Investment	$2,760,820,975	$2,611,437,552